Exhibit 99.2

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

DMRC@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Extends Stock Repurchase Program

Beaverton, OR. — December 3, 2012 — Digimarc Corporation (NASDAQ:DMRC) (“Digimarc,” or the “Company”) today announced a renewal and extension of its stock repurchase program, on the same terms and conditions, through December 31, 2013. Authorization for the program expired on November 1, 2012. The stock repurchase program authorizes the purchase, at the discretion of management, of up to $5 million of the Company’s outstanding common stock of which $4.2 million remains available for repurchase. Repurchases may be made from time to time in the open market at prevailing market prices or through privately negotiated transactions. The timing of open market and privately negotiated purchases will be dependent upon market conditions and other corporate considerations, including price, corporate and regulatory requirements and alternative investment opportunities.

The Company expects to use cash from operations to fund the repurchase program. Shares of common stock repurchased by the Company through the repurchase program will become authorized but unissued shares. The stock repurchase program does not obligate the Company to acquire any specific number of shares.

About Digimarc

Digimarc Corporation (NASDAQ:DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-Looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various “forward-looking statements.” These forward-looking statements include statements and any related inferences regarding the Company’s intent to repurchase shares of its common stock, and other statements identified by terminology such as “will,” “should,” “expects,” “estimates,” “predicts” and “continue” or other derivations of these or other comparable terms. These forward-looking statements are statements of management’s opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results are set forth in the company’s annual report on Form 10-K for the year ended December 31, 2011 filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.